As filed with the Securities and Exchange Commission on June 17, 2004


                        Registration No. ____________

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                      ----------------------------------
                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                      ----------------------------------
                           ON THE GO HEALTHCARE, INC.
             (Exact name of registrant specified in its charter)

Delaware                                 5090                  98-0231687
State of other jurisdiction (Primary Standard Industrial      (IRS Employer
of incorporation)           Classification Code Number)  Identification Number)

                         85 Corstate Avenue, Unit #1
                              Concord, Ontario
                               Canada L4K 4Y2
                               (905) 760-2987
                   (Address of principal executive offices)

        85 Corstate Avenue, Unit #1, Concord, Ontario, Canada L4K 4Y2
                  (Address of principal executive offices)
                      ----------------------------------
                     David Walt - Consulting Agreement
                     Michael Levine - Consulting Agreement
                     Thirusenthil Navaratnarajh - Consulting Agreement Gerry Sohl - Consulting Agreement
                     964434 Ontario Inc. - Consulting Agreement
                     Jack Tepperman - Consulting Agreement
                          (Full Title of the Plans)
                      ----------------------------------
                            Stuart Turk, President
                          85 Corstate Avenue, Unit #1
                               Concord, Ontario
                                Canada L4K 4Y2
                                (905) 760-2987

        (Name, address and telephone number of agent for service)

                        Copies of communications to:
                             Amy Trombly, Esq.
                          1163 Walnut St., Suite 7
                            Newton, MA  02461
                             (617) 243-0060



                      CALCULATION OF REGISTRATION FEE

Title of        Amount       Proposed Maximum Proposed Maximum     Amount of
Securities to   to be        offering Price   Registered Aggregate Registration
be Registered   Registered(1)  per Share(2)   offering Price (1)   Fee
--------------- ----------- ---------------  -------------------- ------------
Common Stock,
$0.001 par value  3,750,000     $ 0.125         $ 468,750           $ 59.39


1) Pursuant to Rule 416(a) of the Securities Act of 1933,as amended(the "Act"), this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (C) on the basis of the average of the high and low prices of the common stock of the Registrant as traded in the over-the-counter market and reported on the OTC Electronic Bulletin Board of the National Association of Securities Dealers on June 15, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1. Plan Information

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8.


Item 2. Registrant Information and Employee Plan Annual Information.

The Company will provide without charge to each person to whom a copy of a
Section 10(a) prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. The Company will also make available without charge, upon oral or written request, other documents required to be delivered pursuant to Rule 428(b). Requests for such information should be directed to: On The Go Healthcare, Inc. 85 Corstate Ave unit #1 Concord, Ontario, Canada, L4K 4Y2. Phone: (905) 760-2987


 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation Of Certain Documents By Reference

The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

 (a)The Company's Annual Report on Form 10-KSB for the Year ended July 31, 2003.

 (b)The Company's Quarterly Report on Form 10-QSB for the quarter ended October 31, 2003.

 (b)The Company's Quarterly Report on Form 10-QSB for the quarter ended January 31, 2004.

 (b)The Company's Quarterly Report on Form 10-QSB for the quarter ended April 30, 2004.

    In addition, all documents filed by the Company pursuant to Sections 13(a), and 15(d) of the Securities Exchange Act of 1934, since the end of the fiscal year covered by the form 10-KSB in (a)above and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.


Item 4.  Description of Securities

The Company is authorized to issue 100,000,000 shares of Common Stock, par value $.0001 per share (the "Common Stock"). Holders of the Common Stock have one vote per share on each matter submitted to a vote of stockholders, the right to receive such dividends, if any, as may be declared by the Board of Directors out of assets legally available therefore and the right to receive net assets in liquidation after payment of all amounts due to creditors and all preferential amounts due to holders of any preferred stock. Holders of the Common Stock have no conversion rights and are not entitled to any preemptive or subscription rights. The Common Stock is not subject to redemption or any further calls or assessments. The Common Stock does not have cumulative voting rights in the election of directors.

The Company's common stock is quoted on the Over the Counter Bulletin Board.

Item 5.  Interests of Named Experts and Counsel

No expert or counsel will receive a direct or indirect interest in the Company or was a promoter, underwriter, voting trustee, director or officer or employee of registrant. No expert or counsel has any contingent based agreement with the Company or any other interest in or connection to the Company.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, as amended, authorizes the Company to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Company's Certificate of Incorporation, as amended, contains provisions relating to the indemnification of director and officers and the Company's By-Laws extends such indemnities to the full extent permitted by Delaware law.

The Company may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which the Company could not indemnify such persons.


Item 7.  Exemption from Registration Claimed

         Not Applicable


Item 8.  Exhibits


The following exhibits are filed as part of this Registration Statement:

 3.1 Articles of Incorporation of On The Go Healthcare, Inc.( filed as
     Exhibit 3.1 to the Company's Form SB-2 filed on May 24,2001 and incorporated herein by reference).

 3.2 By-laws of On The Go Healthcare, Inc. (filed as Exhibit 3.4 to the Company's Form SB-2 filed on May 24, 2001 and incorporated herein by reference).

 3.3 Certificate of Amendment of the Certificate of Incorporation of On The Go Healthcare, Inc. (filed as Exhibit 3.3 to the Company's Form 10-QSB filed on June 14, 2004 and incorporated herein by reference).

 5.1 Opinion of Counsel.

10.1 Consulting Agreement dated March 11, 2004 between the Company and
     David Walt

10.2 Consulting Agreement dated March 11, 2004 between the Company and Michael Levine

10.3 Consulting Agreement dated March 11, 2004 between the Company and Thirusenthil Navaratnarajh

10.4 Consulting Agreement dated March 11, 2004 between the Company and
     Gerry Sohl

10.5 Consulting Agreement dated June 15, 2004 between the Company and 964434 Ontario Inc.

10.6 Consulting Agreement dated June 15, 2004 between the Company and Jack Tepperman.

23.1 Consent of Rosenberg, Smith & Partners, C.A.

23.2 Consent of Counsel (included in Exhibit No. 5.1).

Item 9.  Undertakings

(a) The undersigned registrant hereby undertakes to:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a)To include any additional or changed material information on the plan of distribution.

   (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering.

   (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities
    Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities
    Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Concord, Province Ontario, Country of Canada, on June 17, 2004



                                                ON THE GO HEALTHCARE, INC.


                                                By:  /s/Stuart Turk
                                                --------------------------
                                                Stuart Turk, President &
                                                Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and in the dates stated:


Signature                 Title                                   Date

/s/Stuart Turk                                                      6/17/2004
--------------------      President, Chief Executive Officer,     ------------
Stuart Turk               Chairman and Director

/s/Evan Schwartzberg                                                6/17/2004
--------------------      Chief Financial and Accounting Officer  ------------
Evan Schwartzberg

/s/Ralph Magid                                                      6/17/2004
--------------------      Director                                ------------
Ralph Magid

/s/Randal Kalpin                                                    6/17/2004
--------------------      Director                                ------------
Randal A. Kalpin